Exhibit 99.2

Sunoco LP Announces Pricing of Upsized Preferred Equity Offering

DALLAS, September 4, 2025 – Sunoco LP (NYSE: SUN) (“Sunoco”) today announced the pricing of a private offering (this “offering”) of 1.5 million of its 7.875% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) at an offering price of $1,000 per unit. Sunoco will receive gross proceeds of $1.5 billion from the sale of the Series A Preferred Units before deducting the initial purchasers’ discount and other estimated offering expenses. This offering was upsized from an initial offering size of 1 million Series A Preferred Units. This offering is expected to settle on September 18, 2025, subject to the satisfaction of customary closing conditions.

Use of Proceeds

Sunoco intends to use the net proceeds from this offering (i) on the closing date (the “Effective Date”) of Sunoco’s acquisition of all of the issued and outstanding common shares of Parkland Corporation (“Parkland” and such acquisition, the “Parkland Acquisition”), together with the net proceeds of the previously announced private offering of its senior notes due 2031 in an aggregate principal amount of $1 billion (the “2031 notes”) and senior notes due 2034 in an aggregate principal amount of $900 million (the “2034 notes,” and collectively with the 2031 notes, the “notes,” and such offering, the “Notes Offering”), to fund a portion of the cash consideration for the Parkland Acquisition and related transaction costs, with the remaining proceeds, if any, to be used for general corporate purposes, and (ii) prior to the Effective Date, to temporarily reduce the borrowings outstanding under Sunoco’s revolving credit facility and pay interest and fees in connection therewith. This offering is not contingent on the completion of the Parkland Acquisition or the Notes Offering, and neither the Parkland Acquisition nor the Notes Offering is conditioned on the completion of this offering.

If (i) the Parkland Acquisition has not been completed on or prior to May 5, 2026 (the “Special Mandatory Redemption Date”), or (ii) prior to the Special Mandatory Redemption Date, (a) the Arrangement Agreement, dated as of May 4, 2025, among Sunoco, Parkland and certain of their respective affiliates, is terminated or (b) Sunoco will not pursue the completion of the Parkland Acquisition or has determined in its sole discretion that the completion of the Parkland Acquisition cannot or is not reasonably likely to be satisfied by the Special Mandatory Redemption Date, the Series A Preferred Units will be subject to a special mandatory redemption at a price equal to $1,000 per Series A Preferred Unit plus, in each case, an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the Special Mandatory Redemption Date, whether or not declared.

Details on the Series A Preferred Units

Distributions on the Series A Preferred Units, which will be paid semi-annually on March 18 and September 18 each year beginning March 18, 2026, will accrue and be cumulative from and including the date of original issue to, but excluding, September 18, 2030 (the “First Reset Date”), at a rate of 7.875% per annum of the stated liquidation preference of $1,000. On and after the First Reset Date, distributions on the Series A Preferred Units will accumulate at a percentage of the $1,000 liquidation preference equal to an interest rate equal to the Five-Year U.S. Treasury Rate (as described in the offering memorandum relating to this offering), plus a spread of 4.230% per annum. The Series A Preferred Units are redeemable, in whole or in part, on one or more occasions, at Sunoco’s option on or after the First Reset Date at a redemption price of $1,000 per Series A Preferred Unit, plus, in each case, an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption.

The Series A Preferred Units are not convertible into or exchangeable for any other securities of Sunoco and will have limited voting rights. The Series A Preferred Units may be redeemed at the option of Sunoco in certain circumstances.

This offering of the Series A Preferred Units has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the Series A Preferred Units may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sunoco plans to offer and sell the Series A Preferred Units only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Series A Preferred Units or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Series A Preferred Units or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Sunoco LP

Sunoco LP (NYSE: SUN) is an energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico with an extensive network of approximately 14,000 miles of pipeline and over 100 terminals for midstream operations. Sunoco’s general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding this offering. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Treasurer, Senior Vice President – Finance

(214) 840-5660, scott.grischow@sunoco.com

Brian Brungardt

Director – Investor Relations

(214) 840-5437, brian.brungardt@sunoco.com

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